Exhibit 23.2

Consent of BDO China Shu Lun Pan Certified Public Accountants LLP,

Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Kandi Technologies Group, Inc.:

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 15, 2019, relating to the consolidated financial statements of Kandi Technologies Group Inc., appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

We also consent to the reference to our firm under the caption “Experts”.

BDO China Shu Lun Pan Certified Public Accountants LLP

Shanghai, The People’s Republic of China

October 21, 2020

We began serving as the Company’s auditor in 2016. In October 2019, we became the predecessor auditor.